Exhibit (j)

                 Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 26, 2018 with respect to the financial statements of AB Large Cap Growth Fund, Inc., for the fiscal year ended July 31, 2018, which is incorporated by reference in this Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A No. 33-49530) of AB Large Cap Growth Fund, Inc.

                                                  /s/ ERNST & YOUNG LLP



New York, New York
October 25, 2018